Crosslinked Carboxymethylated Hyaluronic Acid (CMHA-S)-based Ocular Sustained Delivery of Antibiotics

Hee-Kyoung Lee[1]; Benjamin Ham[1]; Shirley Luo[1]; Brittany Coats[2]; Nathaniel Cady[3]; Brenda Mann[1]; MaryJane Rafii[1]; Barbara Wirostko[1]
[1]Jade Therapeutics Inc. (a subsidiary of Eyegate Pharmaceuticals Inc.), 675 Arapeen Drive, Salt Lake City, UT
[2]Department of Mechanical Engineering, University of Utah, Salt Lake City, UT
[3]Colleges of Nanoscale Science & Engineering, SUNY Polytechnic Institute, Albany, NY

Poster #: 1124 - B0296

INTRODUCTION

Corneal ulcers, an ocular emergency and a leading cause of blindness globally, require compounded off-label topical antibiotics and/or approved fluoroquinolones at a very inconvenient hourly round-the-clock multiple day administration to prevent corneal vision loss. Jade Therapeutics is developing a topical hydrogel/hyaluronic acid (CMHA-S) biodegradable film to deliver small molecules in sustained-released (SR) formulation to overcome hourly dosing challenges. Jade developed the molding procedure for manufacturing precise/reproducible films, and assessed the in vitro feasibility of this novel ocular film product.



Figure 1. The structure of cross-linked CMHA-S with PEGDA

METHODS

The film shape was designed in three different geometries to yield films with different cross-sectional shapes. CMHA-S (16 mg/ml) films were fabricated in poly-dimethylsiloxane (PDMS)-based molds using proprietary thiolated carboxymethylated HA and poly(ethyleneglycol) diacrylate (PEGDA), as a cross-linker. Moxifloxacin-HCl, Moxifloxacin-free base, Vancomycin, and Besifloxacin-HCl were formulated into the liquid polymer solution prior to cross-linking. Polymerized CMHA-S gel was dried at room temperature overnight to create thin clear and pliable films. Drug release in phosphate buffered saline (PBS) was monitored by UV absorption. Released drug amount was calculated from the standard solution.



Figure 2. Three different geometries (A, B, & C) were designed (Left). Bv2 is a revised shape with the bigger dimension (Right).

METHODS-Continued



Figure 3. Films have been fabricated in Cady B (Left) and Cady Bv2 (Right). The yellow dye was added to visualize the films clearly. After drying for two days, the films were ready for release study.

RESULTS

Mold preparation was optimized to enable better molding and the release of the films from the molds. The functional molding procedure was established to produce a variety of film shapes and sizes. The films were successfully fabricated with all 4 drugs. The drug release resulted in burst within 1-2 days with Moxifloxacin-HCl, Moxifloxacin-free base, and Vancomycin (data not shown). Besifloxacin, however, was continuously released through day 6 (for 75 µg Besifloxacin, 1 µg release at day 6) and day 11 (150 µg Besifloxacin, 1 µg release at day 11). The accumulated released drug was close to 100%.


Cumulative Release (µg)
Time (day)
150 µg
75 µg

Figure 4. Release profiles from Besi-HCl films fabricated in Cady Bv2 mold. Two different amounts of Besi-HCl (75 µg and 150 µg) were loaded in the films. Y-axis is the cumulative release of Besi-HCl.

RESULTS-Continued

Table 1. Released Besi-HCl amount (µg) at each day. The accumulated amount was shown in Figure 4.

Day	0.00	0.04	0.08	1	2	3	4	5	6	7	8	9
75µg	9	17	14	15	14	12	9	6	1	0		
150µg	10	13	22	22	20	18	18	14	12	11	9	2

Zone of inhibition (ZOI) was compared between pre-sterilized film and Ethylene oxide (EtO)-sterilized film. The efficacy of Besifloxacin was evaluated against *S. Aureus*. ZOI dimensions for pre-sterilized film and post-sterilized film were 3.4 x 3.6 cm, and 3.1 x 3.8 cm, respectively. ZOI experiment suggests the efficacy of Besifloxacin remained unchanged after EtO sterilization.



Figure 5. Zone of inhibition (ZOI) was compared between pre-sterilized film (Left) and EtO-sterilized film (Right). The efficacy of Besifloxacin was evaluated against *S. Aureus*.

CONCLUSION & FUTURE WORK

- Besifloxacin-containing CMHA-S films yielded reproducible sustained in vitro release for up to 6-11 days.
- This film may ultimately lead to a commercially viable product to meet the medical needs of a single-application antibiotic to the eye to avoid hourly dosing.
- This system could be potentially expanded to deliver other antimicrobials to treat other indications such as ophthalmic fungal or viral infections.
- Optimizing the film fabrication methodology is in progress.
- In-life animal studies on film retention in the inferior fornix is in progress.
- Measuring the drugs in tear and tissue levels is in progress.

ACKNOWLEDGEMENTS

We thank the financial support from NSF SBIR Phase 2 (Award # 1430921). Jade Therapeutics Inc. is a wholly owned subsidiary of Eyegate Pharmaceuticals Inc.

Questions? Email: hlee@eyegatepharma.com